QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

REVISED
June 30, 2008

Stewart Glendinning

Dear Stewart:

        I am very excited with your appointment to Chief Financial Officer for Molson Coors Brewing Company effective July 1, 2008. We have had good success leading the CBL business teams and your appointment offers a unique opportunity to apply our learnings to take MCBC to its next level.

Position

        Your position will be Chief Financial Officer of Molson Coors Brewing Company. You will report directly to me.

Effective Date

        The effective date of your position is July 1, 2008.

Base Salary

        Your base salary will be $500,000 per annum, payable monthly in arrears. Executive salaries are reviewed annually in February/March.

Short-term Incentive Opportunity

        You will be eligible for an annual bonus under the Molson Coors Incentive Plan (MCIP). Your target opportunity is 75% of base salary as of July 1. MCIP is awarded each March for the prior year's performance. Your MCIP opportunity is earned 100% on Molson Coors Brewing Company's performance. Your 2008 first half incentive will be prorated based on your participation in CBL's incentive plan.

Long-term Incentive Opportunity

        You will continue to be eligible for long -term incentive awards with a new targeted compensation value of $945,000. Long-term incentive opportunity includes three vehicles—Performance Share Unit (PSUs) (20%), Stock Only Stock Appreciation Rights (SoSars) (40%) and Restricted Share Units (RSUs) (40%).

        Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the type of long-term vehicles used by Molson Coors to fulfill the annual target compensation of the LTI component of pay are reviewed annually in consideration of compensation objectives and financial impact to the Company. Should any changes be recommended and approved by the Compensation and Human Resources Committee of the Board of Directors for either change in target compensation grant levels, ranges or in LTI vehicles, those changes would apply to you.

Promotional Assignment Grant

        You will be granted a one-time 5,000 RSU grant as acknowledgement of this promotional appointment. This grant will be made in July 2008.

Pension

        You will participate in the Coors Brewing Company defined benefit and defined contribution plans. The defined benefit plan contributes 15% of base salary annually. You are eligible to participate in the Coors Brewing Company 401(k) plan. You may contribute up to 6% of your compensation on a pre-tax basis, subject to Internal Revenue Service limitations. The Company will match 75% of the contributions you make on a pre-tax basis. You will be eligible to participate in the Company's Excess Benefit and Supplemental Executive Retirement Plan (SERP) which supplement the defined benefit and defined contribution plans beyond limitations imposed by the Internal Revenue Service. Please contact Barb Albanesi, our Director of Benefits, should you have any questions regarding the pension plan (or any other benefits).

Other Benefits

        You will be eligible to participate in all health and welfare benefits under the Coors Brewing Company Executive benefits schedule. This includes life insurance, short and long-term disability and accidental dismemberment and death insurance. Details on these benefits will be provided during your enrollment process in the benefits programs. Executives receive a Group Term Life benefit of 2X annual salary, subject to annual "Benefits on Tap" election and enrollment, and an individual Term Life policy, which you will personally own in a benefit amount of 6X annual salary.

Relocation

        Relocation costs to US to be reimbursed. The one-time relocation allowance attributable to your move has been increased to $75,000 US and will be grossed up for taxes. In addition, the Company will reimburse you and your spouse for one, annual round trip (travel expenses) between Denver, CO and London, England over the three years ending June 30, 2011.

Car Allowance

        You will be provided a $1,000 monthly car allowance for each of the 24 months commencing July 1, 2008 and ending June, 2010.

Financial Planning and Tax Preparation Services

        You are eligible for Tax Preparation assistance for filing your 2008 tax returns. You are also eligible to participate in the Company's Financial Planning program which provides $10,000 per year for financial planning services you may employ.

Vacation

        You are entitled to 5 weeks vacation per year, which will be administered in accordance with the Company's vacation policy.

Termination

        In the event of your involuntary termination by the Company, other than for just cause, you will be eligible for a severance payment ("Normal Severance"), in the form of a continuation of your base salary equal to 12 months (the "Severance Period"). You will not be entitled to any compensation on account of lost annual bonus (MCIP) payments for the Severance Period, but shall be eligible for MCIP bonus payments prorated for any part of service up to the date of commencement of the severance period. In addition, all your existing insured benefits (excluding short and long-term disability) and perquisites will be continued during the Severance Period or until you find new employment or self-employment which ever occurs first. You will continue to accrue pension service during the Severance period or until you find new employment or self-employment which ever occurs first.

        As a member of the Executive Leadership Team and as a section 16(b) officer of the Company, you are eligible for participation in the Company's Change in Control & Severance protection program. This program is prescribed by the MCBC Board of Directors and provides economic protection in the event of a change in the control of Molson Coors Brewing Company and your employment termination within two years following such change in control. In the main, the economic protection under this program includes, among other provisions, a payment equal to three times the sum of your annual base salary and your target incentive as well as accelerated vesting of your outstanding, MCBC granted shares. This program is for the special circumstances associated with a change in the control of the Company and is thus, not additive to "normal severance." You will receive a formal Change in Control & Severance Agreement outlining the specific provisions, terms and definitions in the weeks that follow.

        Stewart, I am pleased that you are joining us as CFO of Molson Coors Brewing Company and am confident that you will make a significant contribution to our organization. Please confirm your agreement with the conditions of employment as outlined in this letter via signature below and ensure that I am in receipt of this signed letter in the next couple of days.

Regards,
/s/ PETER SWINBURN Peter Swinburn President and Chief Executive Officer Molson Coors Brewing Company

        I confirm that the above arrangements are in accordance with my understanding and are entirely acceptable to me. I agree to keep the terms of this employment agreement confidential.

Signature	/s/ STEWART GLENDINNING Stewart Glendinning	Date	1 July 2008

QuickLinks

  Exhibit 10.2